Exhibit 10.18

September 29, 2016

Karole Morgan-Prager

c/o BlackLine, Inc.

21300 Victory Boulevard, 12th Floor

Woodland Hills, CA 91367

Re: Confirmatory Employment Letter

Dear Karole:

This letter agreement (the “Agreement”) is entered into between Karole Morgan-Prager (“Employee” or “you”) and BlackLine, Inc. (the “Company” or “we”). This Agreement is effective as of the date you sign this letter, as indicated below. The purpose of this letter is to confirm the current terms and conditions of your employment.

1.	Title; Position. Your position will continue to be Chief Legal Officer, and you will continue to report to the Chief Executive Officer, with responsibilities as defined in the job description previously provided to you or as otherwise reasonably assigned to you by your supervisor or the Company’s board of directors or its authorized committee (the “Committee”).

2.	Base Salary. Your current annual base salary is $340,000. Your annual base salary will be payable in bi-weekly payments, less applicable withholdings and deductions, and otherwise in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.

3.	Annual Bonus. You are eligible to earn an annual bonus of 40% of your base salary at target, based on achieving performance objectives established by the Committee in its sole discretion and payable upon achievement of those objectives as determined by the Committee. If any portion of such bonus is earned, it will be paid when practicable after the Committee determines it has been earned, subject to you remaining employed with the Company through the payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices.

4.	Employee Benefits. You also will continue to be eligible to participate in all of the Company benefit plans as available, including group health insurance and paid time off, based on policies in effect during your employment. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.

Severance Policy. The Committee has designated you a participant in the Company’s Change of Control and Severance Policy (the “Policy”), attached as Exhibit A to this letter. As a participant in the Policy, you will be eligible to receive severance payments and benefits upon certain qualifying terminations of your employment as set forth in Exhibit B to this letter (the “Participation Terms”), subject to the terms and conditions of the Policy. By signing this letter, you agree that this Agreement, the Policy, and the Participation Terms constitute the entire agreement between you and the Company regarding the subject matter of this paragraph and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied), and specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company.

6.	Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this letter confirms that the terms of the Company’s Confidential Information and Inventions Assignment Agreement and other compliance agreements that you executed when you joined the Company (the “Confidentiality Agreements”).

7.	At-Will Employment. Your employment with the Company will continue to be “at will.” It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice. Although the Company may change the terms and conditions of your employment from time-to-time, (including, but not limited to, changes in your position, compensation, and/or benefits), nothing will change the at-will employment relationship between you and the Company. In addition, the compensation terms described herein will not affect your at-will employment status.

8.	Commitment to Company. During your employment with the Company, you will perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. Except as specifically approved by the Committee, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company or any of its subsidiaries or affiliates is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company or any of its subsidiaries or affiliates.

9.

Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you or the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information (within the meaning of the applicable Confidentiality Agreement) to any parties other than the relevant government agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent will constitute a material breach of this Agreement. You acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit C.

10.	Miscellaneous. This Agreement, along with the Confidentiality Agreements, the Policy, the Participation Terms, and the arbitration agreement executed when you joined the Company, constitute the entire agreement between you and the Company regarding the subject matters discussed herein, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.

To accept the letter, please sign in the space indicated and return it to the Company.

Sincerely,

BlackLine, Inc.

By:	/s/ Therese Tucker
Therese Tucker
Chief Executive Officer

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Date: September 29, 2016	/s/ Karole Morgan-Prager
Signature